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                       UGI UTILITIES INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                  AND PREFERRED STOCK DIVIDENDS - EXHIBIT 12.2
                             (THOUSANDS OF DOLLARS)



                                                                                           Nine
                                                                                          Months
                                                      Year Ended September 30,             Ended
                                                  ----------------------------------   September 30,
                                                 1997     1996      1995      1994          1993
                                               -------   -------   -------   -------      -------
EARNINGS:
Earnings before income taxes                   $63,275   $61,717   $39,759   $41,244      $28,009
Interest expense                                16,696    15,921    16,632    16,482       12,664
Amortization of debt discount and expense          176       173       206       187          147
Interest component of rental expense             1,887     1,838     1,604     1,344          953
                                               -------   -------   -------   -------      -------
                                               $82,034   $79,649   $58,201   $59,257      $41,773
                                               =======   =======   =======   =======      =======

COMBINED FIXED CHARGES AND PREFERRED
     STOCK DIVIDENDS:
Interest expense                               $16,696   $15,921   $16,632   $16,482      $12,664
Amortization of debt discount and expense          176       173       206       187          147
Allowance for funds used during
     construction (capitalized interest)           114       107        65       136           87
Interest component of rental expense             1,887     1,838     1,604     1,344          953
Preferred stock dividend requirements            2,764     2,765     2,778     1,356        2,124
Adjustment required to state preferred stock
     dividend requirements on a pretax basis     1,754     1,685     1,164     1,018        1,589
                                               -------   -------   -------   -------      -------
                                               $23,391   $22,489   $22,449   $20,523      $17,564
                                               =======   =======   =======   =======      =======
Ratio of earnings to combined fixed charges
     and preferred stock dividends                3.51      3.54      2.59      2.89         2.38
                                               =======   =======   =======   =======      =======
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